    FOR IMMEDIATE RELEASE February 11, 2021 Investor Contacts: Andrew Slabin andrew_slabin@discovery.com 212-548-5544 Peter Lee peter_lee@discovery.com 212-548-5907 Media Contact: Nathaniel Brown nathaniel_brown@discovery.com 212-548-5959 DISCOVERY TO REPORT FOURTH-QUARTER AND FULL YEAR 2020 RESULTS ON MONDAY, FEBRUARY 22 (Silver Spring, Md.) — February 11, 2021 — Discovery (Nasdaq: DISCA, DISCB, DISCK) will report its fourth-quarter and full year 2020 results on Monday, February 22, 2021, at 7:00 a.m. ET. The Company will host a conference call at 8:00 a.m. ET to discuss the results. A link to the live audio webcast of the conference call will be available in the “Investor Relations” section of Discovery’s website at https://corporate.discovery.com/. A replay of the call will be available approximately two hours after the completion of the call until March 1, 2021. The replay can be accessed by phone by dialing 855-859-2056 or 404-537-3406 using the passcode: 3660998. A replay of the audio webcast will also be available in the “Investor Relations” section of Discovery’s website. About Discovery: Discovery, Inc. (Nasdaq: DISCA, DISCB, DISCK) is a global leader in real life entertainment, serving a passionate audience of superfans around the world with content that inspires, informs and entertains. Discovery delivers over 8,000 hours of original programming each year and has category leadership across deeply loved content genres around the world. Available in 220 countries and territories and nearly 50 languages, Discovery is a platform innovator, reaching viewers on all screens, including TV Everywhere products such as the GO portfolio of apps; direct-to-consumer streaming services such as discovery+, Food Network Kitchen and MotorTrend OnDemand; digital-first and social content from Group Nine Media; a landmark natural history and factual content partnership with the BBC; and a strategic alliance with PGA TOUR to create the international home of golf. Discovery’s portfolio of premium brands includes Discovery Channel, HGTV, Food Network, TLC, Investigation Discovery, Travel Channel, MotorTrend, Animal Planet, Science Channel, and the forthcoming multi-platform JV with Chip and Joanna Gaines, Magnolia Network, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports and Home of the Olympic Games across Europe. For more information, please visit corporate.discovery.com and follow @DiscoveryIncTV across social platforms. ### Source: Discovery, Inc.